EXHIBIT 99.2

UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

OF DENDREON CORPORATION AND CORVAS INTERNATIONAL, INC.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2003 and the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2003 and the year ended December 31, 2002 are based on the historical financial statements of Dendreon and Corvas after giving effect to the proposed combination using the purchase method of accounting on a pro forma basis and applying the estimates, assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. We adjusted Corvas’ presentation format to that of Dendreon. The unaudited pro forma condensed combined financial statements do not represent what Dendreon’s financial position or results of operations would actually have been if the proposed combination had in fact occurred on those dates or to project Dendreon’s financial position or results of operations as of any future date.

For pro forma purposes:

•	We combined Dendreon’s unaudited balance sheet as of June 30, 2003 with Corvas’ unaudited balance sheet as of June 30, 2003 as if the proposed combination had occurred on June 30, 2003;

•	We combined Dendreon’s unaudited statement of operations for the six months ended June 30, 2003 with Corvas’ unaudited statement of operations for the six months ended June 30, 2003 as if the proposed combination had occurred on January 1, 2003; and

•	We combined Dendreon’s statement of operations for the year ended December 31, 2002 with Corvas’ statement of operations for the year ended December 31, 2002 as if the proposed combination had occurred on January 1, 2002.

We conducted a preliminary valuation to determine the fair value of net assets acquired. This preliminary valuation is the basis for the estimates of fair value reflected in these unaudited pro forma condensed combined financial statements. As of June 30, 2003, the fair value of the net assets acquired exceeds the estimated purchase price by $2.3 million, also known as negative goodwill. Under the purchase method of accounting, we allocated the total estimated purchase price, calculated as described in Note 1 to the unaudited pro forma condensed combined financial statements, to the net tangible assets acquired in connection with the combination, based on their estimated fair value as of June 30, 2003. In accordance with Statement of Financial Accounting Standard No. 141, or SFAS 141, “Business Combinations,” we assigned the negative goodwill to reduce the estimated fair value of property and equipment to zero, then assigned the estimated remaining negative goodwill of approximately $87,000 as an extraordinary gain. We excluded the extraordinary gain from the pro forma condensed combined statements of operations due to its non-recurring nature.

Immediately after the completion of the combination, we commenced a final valuation to determine the fair value of net assets acquired. We are in the process of obtaining third-party valuations of certain intangible assets; thus, the allocation of the purchase price is subject to refinement and adjustment (See Note 1).

We prepared the unaudited pro forma condensed combined financial information based on the assumptions described in the notes to the unaudited pro forma condensed combined financial statements and the estimated fair value of assets acquired and liabilities assumed from Corvas. The unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities resulting from integration plans other than estimated severance costs.

We encourage you to read these unaudited pro forma condensed combined financial statements and accompanying notes in conjunction with the historical financial statements and the related notes thereto of Dendreon and Corvas and other financial information pertaining to Dendreon and Corvas, including Dendreon’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in Dendreon’s Annual Report on Form 10-K/A for the year ended December 31, 2002 and Quarterly Report on Form 10-Q for the six months ended June 30, 2003.

Unaudited Pro Forma Condensed Combined Balance Sheet

as of June 30, 2003

(in thousands)

	Dendreon	Corvas	Pro forma Adjustments	Note 2		Pro forma Combined
Assets
Current assets
Cash and cash equivalents	$9,555	$3,390				$12,945
Short-term investments	58,596	61,282	$203	(A	)	120,081
Restricted cash	—	303				303
Accounts receivable, net	623	—				623
Other current assets	3,712	2,938	(660)	(B	)	5,990

Total current assets	72,486	67,913	(457)			139,942
Property and equipment, net	3,128	2,201	(2,201)	(J	)	3,128
Long-term investments	—	17,544	35	(A	)	17,579
Deposit and other assets	782	60	(60)	(F	)	782

Total assets	$76,396	$87,718	$(2,683)			$161,431

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	$7,321	$1,717	$1,787	(B	)	$12,997
			2,172	(C	)
Convertible notes payable	—	—	12,986	(D	)	12,986
Deferred revenue	4,305	—				4,305
Current portion of capital lease obligations	1,391	—				1,391

Total current liabilities	13,017	1,717	16,945			31,679
Deferred revenue, less current portion	2,237	—				2,237
Convertible notes payable	—	12,986	(12,986)	(D	)	—
Deferred rent, capital lease obligations, less current portion	1,152	262	(262)	(E	)	1,152
Stockholders’ equity:
Common stock and additional paid-in capital	191,504	227,769	(227,769)	(G	)	258,301
			62,930	(H	)
			3,867	(H	)
Deferred stock-based compensation	(119)	—	(511)	(I	)	(630)
Accumulated other comprehensive income	35	—				35
Accumulated deficit	(131,430)	(155,016)	155,016	(G	)	(131,343)
			87	(J	)

Total stockholders’ equity	59,990	72,753	(6,380)			126,363

Total liabilities and stockholders’ equity	$76,396	$87,718	$(2,683)			$161,431

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2003

(in thousands, except per share data)

	Dendreon	Corvas	Pro forma Adjustments	Note 2		Pro forma Combined
Revenue	$3,599	$56				$3,655
Operating expenses:
Research and development	14,487	6,381	$102	(K	)	20,717
			(253)	(L	)
General and administrative	5,033	3,003	61	(K	)	7,946
			(151)	(L	)
Marketing	240	—				240

Total operating expenses	19,760	9,384	(241)			28,903

Loss from operations	(16,161)	(9,328)	241			(25,248)
Interest income, net:
Interest income	379	927				1,306
Interest expense	(185)	(437)				(622)

Interest income, net	194	490				684

Net loss	$(15,967)	$(8,838)	$241			$(24,564)

Basic and diluted net loss per share	$(0.59)	$(0.32)				$(0.62)

Shares used in computation of basic and diluted net loss per share	27,206	27,591		Note 3		39,643

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2002

(in thousands, except per share data)

	Dendreon	Corvas	Pro forma Adjustments	Note 2		Pro forma Combined
Revenue	$15,269	$142				$15,411
Operating expenses:
Research and development	30,927	16,649	180	(K	)	46,938
			(818)	(L	)
General and administrative	9,542	5,161	99	(K	)	14,746
			(56)	(L	)
Marketing	719	—				719
Restructuring charges	—	1,929				1,929

Total operating expenses	41,188	23,739	(595)			64,332

Loss from operations	(25,919)	(23,597)	595			(48,921)
Interest income, net:
Interest income	1,803	3,260				5,063
Interest expense	(353)	(841)				(1,194)

Interest income, net	1,450	2,419				3,869

Loss before income taxes	(24,469)	(21,178)	595			(45,052)
Foreign income tax expense	200	—				200

Net loss	$(24,669)	$(21,178)	$595			$(45,252)

Basic and diluted net loss per share	$(0.96)	$(0.77)				$(1.19)

Shares used in computation of basic and diluted net loss per share	25,576	27,537		Note 3		38,013

Notes to Unaudited Pro Forma Condensed

Combined Financial Statements

Note 1 Description of Combination and Purchase Price

The unaudited pro forma condensed combined financial statements reflect the conversion of all the outstanding shares of Corvas common stock into 12,436,780 shares of Dendreon common stock pursuant to the combination. The calculation of the number of shares is based on outstanding shares of Corvas common stock of approximately 27,638,000 as of July 30, 2003, multiplied by the fixed exchange ratio of 0.45. Based on outstanding options as of July 30, 2003, we assumed options for approximately 3,389,000 shares of Corvas common stock pursuant to the merger agreement and converted them into options to purchase approximately 1,525,000 shares of Dendreon common stock. We estimated the total cost of the proposed combination to be approximately $69.2 million, based on a fair value of Dendreon common stock of $5.06, the average price of Dendreon common stock during a seven-day period beginning three trading days before and ending three trading days after the public announcement of the proposed combination (February 20, 21, 24, 25, 26, 27 and 28, 2003).

The estimated total purchase price of the combination is as follows (in thousands):

Value of Dendreon common stock issued	$62,930
Assumption of Corvas vested options	1,767
Assumption of Corvas unvested options	2,100

Total value of Dendreon securities	66,797
Estimated direct transaction costs	2,447

Total estimated purchase price	$69,244

We determined the fair value of the options issued based on Dendreon stock price of approximately $6.50 at July 30, 2003 using the Black-Scholes method with the following assumptions: an expected life ranging from one month to four years, risk free interest rate of 2.06%, volatility of 1.26 and no expected dividend. The expected life of one month is the period during which certain option holders whose service is expected to terminate upon the closing of the proposed combination may exercise their options under one of Corvas’ option plans. The four-year estimated life is based on historical Dendreon experience.

Notes to Unaudited Pro Forma Condensed

Combined Financial Statements—(Continued)

Under the purchase method of accounting, we will allocate the total estimated purchase price as shown in the table above to Corvas’ net tangible and intangible assets based on their estimated fair values as of the date of the completion of the proposed combination. The fair value of the acquired net assets that exceeds the purchase price is initially recognized as negative goodwill. In accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations”, we will allocate the estimated negative goodwill of $2.3 million as a reduction of the amounts that otherwise would have been assigned to all of the acquired assets except financial assets and any other current assets. We will recognize any excess remaining after reducing to zero the amounts that otherwise would have been assigned to those assets as an extraordinary gain in the period in which the business combination is completed. Based on the preliminary valuation, and subject to material changes upon completion of a final valuation and other factors as described in the introduction to these unaudited pro forma condensed combined financial statements, the following table shows the allocation of the preliminary estimated purchase price and the allocation of the negative goodwill as of June 30, 2003 (in thousands):

	Fair Value of Net Assets Acquired	Allocation of Negative Goodwill	Allocation of Purchase Price
Cash and cash equivalents	$3,390		$3,390
Short-term investments	61,485		61,485
Restricted cash	303		303
Other current assets	2,938		2,938
Long-term investments	17,579		17,579
Property and equipment	2,201	$(2,201)	—
Accounts payable and accrued liabilities	(3,889)		(3,889)
Convertible notes payable	(12,986)		(12,986)
Deferred compensation on unvested options*	511		511
Extraordinary gain on allocation of negative goodwill		(87)	(87)

Total	$71,532	$(2,288)	$69,244

*	Deferred compensation on unvested options was based on the portion of the intrinsic value (fair value less the exercise price) at July 30, 2003 for Corvas options outstanding as of July 30, 2003, related to the future vesting period based on an allocation of the intrinsic value to the vested period and the remaining unvested period using the graded vesting approach.

Immediately after the completion of the combination, we commenced a final valuation to determine the fair value of net assets acquired. A preliminary estimate of the fair value of net assets acquired indicated that the negative goodwill had been eliminated. Approximately $1.3 million of the purchase price will be allocated to In-Process Research and Development. We are in the process of obtaining final third-party valuations of certain intangible assets; thus, the allocation of the purchase price is subject to refinement and adjustments.

The following table summarizes the preliminary estimated fair value of assets acquired and liabilities assumed at the date of acquisition.

July 30, 2003
(in thousands)
Cash, cash equivalent, short and long-term investments	$79,619
Other current assets	2,747
Property, plant and equipment	2,142
In-process research and development	1,294

Total assets acquired	85,802

Current liabilities	4,226
Long term debts	12,352

Total liabilities	16,578

Net assets acquired	$69,224

Note 2 Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to Corvas’ net tangible assets to a preliminary estimate of their fair values, to allocate negative goodwill, to eliminate Corvas’ equity accounts, and to reflect changes in depreciation and stock compensation charges resulting from these pro forma adjustments.

The unaudited pro forma condensed combined financial statements also include an adjustment for severance liabilities relating to Emerging Issues Task Force (EITF) No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.” Dendreon is in the process of making further assessments and estimates of costs that are not currently known. We will adjust the liabilities to reflect actual severance costs or relocation costs related to Corvas employees, or other costs associated with exiting activities of Corvas that would affect amounts in the unaudited pro forma condensed combined financial statements. The expected effect of potentially recording additional liabilities relating to EITF No. 95-3 will primarily impact accrued liabilities with an offsetting impact on the extraordinary gain attributable to negative goodwill.

Notes to Unaudited Pro Forma Condensed

Combined Financial Statements—(Continued)

Dendreon has not identified any pre-acquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, we will include those items in the purchase price allocation.

The following are pro forma adjustments included in the unaudited pro forma condensed combined financial statements:

(A)	To adjust Corvas’ short-term and long-term investments by $203,000 and $35,000, respectively, to account for these investments as available-for-sale to conform to Dendreon’s accounting policy and to reflect their fair market value.

(B)	To reflect Dendreon’s transaction costs, consisting primarily of financial advisory, legal and accounting fees totaling $2,447,000. Of the total $2,447,000 estimated transaction costs, we have accrued and paid $660,000, which is included as deferred acquisition cost on our balance sheet and the remaining $1,787,000 has not been paid or accrued as of June 30, 2003. The total estimated transaction costs of Corvas were $1,950,000. Of the $1,950,000, Corvas has accrued and paid $815,000 as of June 30, 2003. We have not included the remaining estimated transaction costs of $1,135,000 in the pro forma adjustments.

(C)	To reflect estimated severance cost of $2,172,000, primarily attributable to the Corvas Change in Control Plan.

(D)	Upon the change in control, the note holder may require the redemption of the convertible notes within 30 business days following the event. If the holder exercises this right, we must pay the principal for the convertible notes and estimated withholding tax, if required, in cash and Dendreon will have the option of paying the accrued interest in cash or in Dendreon common stock priced at the average closing price for the 20 trading days immediately prior to the redemption. We reclassified the balance, which includes $10,000,000 in principal, and $2,297,000 in accrued interest to short term liabilities.

(E)	Adjustment to eliminate Corvas’ deferred rent of $262,000.

(F)	Adjustment to eliminate Corvas’ debt issuance costs of $60,000.

(G)	Adjustment to eliminate Corvas’ historical stockholders’ equity.

(H)	Issuance of Dendreon common stock whose value is equal to the product of approximately 12,436,780 shares multiplied by $5.06 per share, or $62,930,000, and the fair value of stock options issued by Dendreon in exchange for Corvas vested stock options of $1,767,000 and unvested Corvas stock options of $2,100,000, totaling $3,867,000.

(I)	Adjustment to record the deferred stock-based compensation of $511,000 and amortization related to unvested Corvas stock options assumed. Deferred compensation on unvested options was based on the portion of the intrinsic value (fair value less the exercise price) at July 30, 2003 for Corvas options outstanding on July 30, 2003, related to the future vesting period based on an allocation of the intrinsic value to the vested period and the remaining unvested period using the graded vesting approach.

8

Notes to Unaudited Pro Forma Condensed

Combined Financial Statements—(Continued)

(J)	Adjustment to reflect the allocation of the estimated negative goodwill of $2,288,000 arising from the combination. Of the total $2,288,000 estimated negative goodwill, we assigned $2,201,000 to property and equipment; with the remaining balance of $87,000 reflected as an adjustment to accumulated deficit to reflect an extraordinary gain. The extraordinary gain has been excluded from the pro forma statements of operations due to its non-recurring nature.

(K)	Adjustment to record the amortization of deferred stock compensation expense related to Corvas’ unvested stock options assumed by Dendreon. The preliminary estimate is based on an estimated four-year life using the graded vesting method.

(L)	To record the elimination of Corvas’ historical depreciation expense associated with the carrying value of the property and equipment that was reduced to zero due to the purchase price allocation referred to above.

Note 3 Pro Forma Loss Per Share

We prepared the pro forma combined share and net loss per share data using the fixed exchange ratio of 0.45 of a share of Dendreon common stock for each share of Corvas common stock and the assumed issuance of up to approximately 12,436,780 shares of Dendreon common stock on January 1, 2002 for the year ended December 31, 2002 and on January 1, 2003 for the six months ended June 30, 2003. We excluded the impact of outstanding stock options and convertible debt from the calculation of diluted net loss per share as the effect would be anti-dilutive.